                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-Q


(Mark One)

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

For the quarterly period ended July 31, 1997

                               or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
    Exchange Act of 1934

For the transition period from          to

                        Commission File Number: 1-10308

                             CUC International Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                           06-0918165
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)

           707 Summer Street
         Stamford, Connecticut                                   06901
(Address of principal executive offices)                       (Zip Code)

                                 (203) 324-9261
              (Registrant's telephone number, including area code)

                                 Not applicable
        (Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ].

                      APPLICABLE ONLY TO ISSUERS INVOLVED
                        IN BANKRUPTCY PROCEEDINGS DURING
                           THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [ ] No [ ].

                     APPLICABLE ONLY TO CORPORATE ISSUERS:
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, $.01 par value - 410,678,615  shares as of  August 29, 1997

                                     INDEX



                    CUC INTERNATIONAL INC. AND SUBSIDIARIES



PART I. FINANCIAL INFORMATION                                           PAGE


ITEM 1.   FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Balance Sheets - July 31, 1997
and January 31, 1997.                                                     3

Condensed Consolidated Statements of Income - Three months
ended July 31, 1997 and 1996.                                             4

Condensed Consolidated Statements of Income - Six months
ended July 31, 1997 and 1996.                                             5

Condensed Consolidated Statements of Cash Flows -
Six months ended July 31, 1997 and 1996.                                  6

Notes to Condensed Consolidated Financial Statements.                     7


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                      15


PART II. OTHER INFORMATION


ITEM 1. LEGAL PROCEEDINGS                                                21


ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS                        21


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS              21


ITEM 5. OTHER INFORMATION                                                21


ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K                                 22


SIGNATURES                                                               25


INDEX TO EXHIBITS                                                        26



PART I. FINANCIAL INFORMATION
CUC INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
======================================================================================================================
                                                                                    July 31,          January 31,
                                                                                      1997               1997
======================================================================================================================
                                                                                  (Unaudited)
Assets
Current Assets
     Cash and cash equivalents                                                           $725,634           $553,144
     Marketable securities                                                                468,810             69,139
     Receivables, net of allowances                                                       582,293            578,630
     Prepaid membership materials                                                          52,049             37,579
     Prepaid expenses, deferred income taxes and other                                    244,529            191,583
                                                                               ---------------------------------------
        Total Current Assets                                                            2,073,315          1,430,075

Membership solicitations in process                                                        75,712             76,281
Deferred membership acquisition costs                                                     383,177            401,564
Contract renewal rights and intangible assets -
  net of accumulated amortization of $139,126 and $126,013                                478,213            366,038
Properties, at cost, less accumulated depreciation
  of $144,707 and $132,090                                                                161,886            145,620
Deferred income taxes and other                                                            59,858             53,794
                                                                               ---------------------------------------
                                                                                       $3,232,161         $2,473,372
                                                                               =======================================

Liabilities and Shareholders' Equity
Current Liabilities
     Accounts payable and accrued expenses                                               $459,443           $405,388
     Federal and state income taxes                                                        13,336             75,988
                                                                               ---------------------------------------
        Total Current Liabilities                                                         472,779            481,376

Deferred membership income                                                                692,855            702,359
Convertible debt - net of unamortized
   original issue discount of $7,808 and $488                                             562,882             23,487
Other                                                                                       8,746             11,060

Contingencies (Note 6)

Shareholders' Equity
   Common stock-par value $.01 per share;
      authorized 600 million shares; issued
      416,353,522 shares and 409,011,654 shares                                           4,164                4,090
   Additional paid-in capital                                                           696,929              619,532
   Retained earnings                                                                    892,168              722,354
   Treasury stock, at cost, 6,168,382 shares and
      6,136,757 shares                                                                                       (56,618)
                                                                                       (57,436)
    Other                                                                              (40,926)              (34,268)
                                                                               ---------------------------------------
Total Shareholders' Equity                                                            1,494,899            1,255,090
                                                                               ---------------------------------------
                                                                                     $3,232,161           $2,473,372
                                                                               =======================================


See notes to condensed consolidated financial statements.



CUC INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
======================================================================================================================
                                                                                         Three Months Ended
                                                                                              July 31,
----------------------------------------------------------------------------------------------------------------------
                                                                                      1997               1996
----------------------------------------------------------------------------------------------------------------------

REVENUES
     Membership and service fees                                                       $581,122            $487,164
     Software                                                                            91,566              68,580
                                                                               ---------------------------------------

Total Revenues                                                                          672,688             555,744

EXPENSES
     Operating                                                                          199,451             168,014
     Marketing                                                                          242,113             209,503
     General and administrative                                                          88,028              74,210
     Other interest income, net                                                         (10,276)             (1,835)
     Merger costs                                                                                            28,635
     Interest expense, 3% convertible notes                                               4,125
                                                                               ---------------------------------------

Total Expenses                                                                          523,441             478,527

                                                                               ---------------------------------------

INCOME BEFORE INCOME TAXES                                                              149,247              77,217

Provision for income taxes                                                               56,937              36,756
                                                                               ---------------------------------------

NET INCOME                                                                              $92,310             $40,461
                                                                               =======================================

Net Income Per Common Share                                                                $0.22              $0.10
                                                                               =======================================

Weighted Average Number of
Common and Dilutive Common
Equivalent Shares Outstanding                                                            438,468            401,868
                                                                               =======================================




See notes to condensed consolidated financial statements.




CUC INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
======================================================================================================================
                                                                                          Six Months Ended
                                                                                              July 31,
----------------------------------------------------------------------------------------------------------------------
                                                                                      1997               1996
----------------------------------------------------------------------------------------------------------------------

REVENUES
     Membership and service fees                                                     $1,125,159            $942,170
     Software                                                                           172,200             129,053
                                                                               ---------------------------------------

Total Revenues                                                                        1,297,359           1,071,223

EXPENSES
     Operating                                                                          408,990             326,341
     Marketing                                                                          461,906             414,705
     General and administrative                                                         174,388             144,276
     Other interest income, net                                                         (18,965)             (4,075)
     Merger costs                                                                                            28,635
     Interest expense, 3% convertible notes                                               7,759
                                                                               ---------------------------------------

Total Expenses                                                                        1,034,078             909,882

                                                                               ---------------------------------------

INCOME BEFORE INCOME TAXES                                                              263,281             161,341

Provision for income taxes                                                              100,498              68,759
                                                                               ---------------------------------------

NET INCOME                                                                             $162,783             $92,582
                                                                               =======================================

Net Income Per Common Share                                                                $0.38              $0.23
                                                                               =======================================

Weighted Average Number of
Common and Dilutive Common
Equivalent Shares Outstanding                                                            436,237            399,267
                                                                               =======================================




See notes to condensed consolidated financial statements.

CUC INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

======================================================================================================================
                                                                                          Six Months Ended
                                                                                              July 31,
----------------------------------------------------------------------------------------------------------------------
                                                                                      1997               1996
----------------------------------------------------------------------------------------------------------------------

OPERATING  ACTIVITIES:
Net income                                                                               $162,783             $92,582
Adjustments to reconcile net income to
  net cash provided by (used in) operating activities:
      Membership acquisition costs                                                       (283,164)           (310,392)
      Amortization of membership acquisition costs                                        301,551             319,514
      Deferred membership income                                                           (9,504)            (14,361)
      Membership solicitations in process                                                     569              (1,168)
      Amortization of contract renewal rights and excess cost                              13,680              12,780
      Deferred income taxes                                                                13,734              11,359
      Amortization of restricted stock and original issue discount
              on convertible notes                                                          3,872               1,291
      Depreciation                                                                         19,717              13,367
      Net loss during change in fiscal year-ends                                                               (4,268)

      Changes in working capital items, net of acquisitions:
            Receivables                                                                     4,316             (42,282)
            Prepaid membership materials                                                  (11,597)             (7,960)
            Prepaid expenses and other current assets                                     (56,788)              2,830
            Accounts payable, accrued expenses and
                 federal & state income taxes payable                                     (78,873)            (21,210)
            Product abandonment and related liabilities                                                       (10,700)
            Other, net                                                                    (15,861)             (7,350)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                  64,435              34,032
----------------------------------------------------------------------------------------------------------------------
INVESTING  ACTIVITIES:
Proceeds from matured marketable securities                                                58,417              75,460
Purchases of marketable securities                                                       (458,088)            (66,947)
Acquisitions, net of cash acquired                                                        (58,911)            (32,964)
Acquisitions of properties                                                                (31,478)            (23,546)
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                    (490,060)            (47,997)
----------------------------------------------------------------------------------------------------------------------
FINANCING  ACTIVITIES:
Issuance of Common Stock                                                                   59,460              18,582
Long-term obligations, net                                                                 (3,908)              1,987
Dividends paid                                                                                                 (2,798)
Net proceeds from the issuance of convertible notes                                       542,563
----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                 598,115              17,771
----------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                 172,490               3,806
Cash and cash equivalents at beginning of period                                          553,144             333,036
                                                                               ---------------------------------------
Cash and cash equivalents at end of period                                               $725,634            $336,842
                                                                               =======================================


See notes to condensed consolidated financial statements.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of CUC International Inc. (the "Company"), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The January 31, 1997 consolidated balance sheet was derived from the Company's audited financial statements. Operating results for the three and six months ended July 31, 1997 are not necessarily indicative of the results that may be expected for the year ending January 31, 1998 (see Note 2). For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K filing for the year ended January 31, 1997.



NOTE 2 --  PENDING MERGER WITH HFS INCORPORATED

On May 27, 1997, the Company entered into an agreement to merge with HFS Incorporated ("HFS") in a tax-free exchange of common shares. Under the terms of the agreement and plan of merger with HFS (the "Merger"), the Company plans to exchange 2.4031 shares of the Company's common stock, par value $.01 per share ("Common Stock"), for each outstanding share of HFS common stock. The consummation of this Merger is subject to certain customary closing conditions, including the approval of the shareholders of both companies. Special meetings of the shareholders of each of the Company and HFS have been scheduled for October 1, 1997 to approve the Merger. The transaction will be accounted for in accordance with the pooling-of-interests method of accounting and is expected to be completed during the Fall of 1997. Pursuant to the merger agreement, HFS shall be merged with and into the Company at the effective time of the Merger. Following the effective time of the Merger, the Company shall be the surviving corporation and shall succeed to and assume all the rights and obligations of HFS. Also, following consummation of the Merger, the Company will change its name to "Cendant Corporation". In connection with the Merger, the Company intends to change its fiscal year end from January 31 to December 31.

The following information reflects unaudited proforma combined condensed financial statements of the Company and HFS. These financial statements include certain proforma adjustments which give effect to the Merger and certain reclassifications to conform to the presentation to be used by the Company, post Merger.

The balance sheet at July 31, 1997 reflects the historical financial position of the Company and HFS as of July 31, 1997 and June 30, 1997, respectively. The statements of income for the six months ended July 31, 1997 include the historical operating results of the Company and HFS for the six months ended July 31, 1997 and June 30, 1997, respectively. The statements of income for the six months ended July 31, 1996 include the historical operating results of the Company and HFS for the six months ended July 31, 1996 and June 30, 1996, respectively.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

NOTE 2 --  PENDING MERGER WITH HFS INCORPORATED (CONTINUED)


ProForma Combined Condensed Balance Sheet
(In thousands)


                                                          At
                                            ------------------------------
                                               7/31/97        6/30/97
                                            --------------   -------------   Pro Forma       Combined
                                               Company          HFS         Adjustments     Companies
                                            --------------   -------------  -----------     ---------
Assets
Current Assets
     Cash and cash equivalents                 $   725,634   $     58,511                    $   784,145
     Restricted cash                                               23,742                         23,742
     Marketable securities                         468,810                                       468,810
     Receivables, net                              582,293        840,941                      1,423,234
     Other current assets                          296,578        252,331                        548,909
                                            --------------   ------------                ---------------
Total Current Assets                             2,073,315      1,175,525                      3,248,840

Deferred membership acquisition costs              383,177                                       383,177
Franchise agreements, net                                         948,753                        948,753
Excess of cost over fair value of
   net assets acquired, net                        449,503      1,868,438                      2,317,941
Other intangible assets, net                        28,710        588,710                        617,420
Other assets                                       297,456        848,357                      1,145,813
                                            --------------   ------------                ---------------
                                                 3,232,161      5,429,783                      8,661,944
Assets under management
       and mortgage programs
    Net investment in leases
       and leased vehicles                                      3,643,601                      3,643,601
    Relocation receivables                                        579,575                        579,575
    Mortgage loans held for sale                                  820,615                        820,615
    Mortgage servicing rights and fees                            272,042                        272,042
                                            --------------   ------------                ---------------
                                                                5,315,833                      5,315,833
                                            --------------   ------------                ---------------
Total Assets                                    $3,232,161    $10,745,616                    $13,977,777
                                            ==============   ============                ===============

Liabilities and Shareholders' Equity
   Current Liabilities - accounts payable,
       accrued expenses and other
       current liabilities                      $  472,779     $1,279,038                    $ 1,751,817
   Deferred income                                 692,855        250,525                        943,380
   Long-term debt                                  562,882      1,173,967                      1,736,849
   Other non-current liabilities                     8,746        120,165                        128,911
                                            --------------   ------------                ---------------
                                                 1,737,262      2,823,695                      4,560,957
Liabilities under management
       and mortgage programs
    Debt                                                        4,776,153                      4,776,153
    Deferred income taxes                                         301,200                        301,200
                                                             ------------                ---------------
                                                                5,077,353                      5,077,353
                                                             ------------                ---------------
Shareholders' Equity
   Common stock                                      4,164          1,614       2,190 (a)          7,968
   Additional paid-in capital                      696,929      2,234,646    (192,660)(a)      2,738,915
   Retained earnings                               892,168        808,982                      1,701,150
   Treasury stock                                  (57,436)      (190,470)    190,470 (a)        (57,436)
   Restricted stock, deferred compensation         (27,357)                                      (27,357)
   Foreign currency translation adjustment         (13,569)       (10,204)                       (23,773)
                                            --------------    -----------                ---------------
Total shareholders' equity                       1,494,899      2,844,568                      4,339,467
                                            --------------    -----------                ---------------
Total Liabilities and Shareholders' Equity      $3,232,161    $10,745,616                    $13,977,777
                                            ==============    ===========                ===============

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

NOTE 2 --  PENDING MERGER WITH HFS INCORPORATED (CONTINUED)

Pro Forma Combined Condensed Statements of Income
(In thousand, except per share amounts)


                                                 For the Six Months Ended
                                             --------------------------------
                                                7/31/97         6/30/97
                                             -------------  ----------------  Pro Forma      Combined
                                                Company           HFS         Adjustment     Companies
                                             -------------  ----------------  ----------     ---------
Revenues
     Membership and service fees, net           $ 1,125,159     $    830,346                  $ 1,955,505
     Software                                       172,200                                       172,200
     Fleet leasing (net of depreciation and
          interest costs of $584,275)                                146,581                      146,581
     Other                                                           122,670                      122,670
                                             --------------   --------------              ---------------
Net revenues                                      1,297,359        1,099,597                    2,396,956

Expenses
   Operating                                        408,990          435,062                      844,052
   Marketing and reservation                        461,906          130,481                      592,387
   General and administrative                       140,991           57,112                      198,103
   Merger and restructuring charge
     associated with business combination (b)                        303,000                      303,000
   Depreciation and amortization                     33,397           86,534                      119,931
   Interest, net                                    (11,206)          30,747                       19,541
                                             --------------   --------------              ---------------
   Total expenses                                 1,034,078        1,042,936                    2,077,014
                                             --------------   --------------              ---------------
   Income before income taxes                       263,281           56,661                      319,942
   Provision for income taxes                       100,498           72,005                      172,503
                                             --------------   --------------              ---------------
   Net income (loss)                               $162,783         ($15,344)                    $147,439
                                             ==============   ==============              ===============

PER SHARE INFORMATION (D)
   Net income (loss) per share
      Primary and fully diluted                       $0.38          ($0.10)                        $0.18
   Weighted average shares outstanding
      Primary                                       436,237          158,342       266,714        861,293
      Fully diluted                                 439,166          158,342       266,680        864,188


                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

NOTE 2 --  PENDING MERGER WITH HFS INCORPORATED (CONTINUED)

Pro Forma Combined Condensed Statements of Income
(In thousand, except per share amounts)


                                                 For the Six Months Ended
                                             --------------------------------
                                                7/31/96         6/30/96
                                             -------------  ---------------   Pro Forma      Combined
                                                Company           HFS         Adjustment     Companies
                                             -------------  ---------------  -----------     ---------

Revenues
     Membership and service fees, net             $ 942,170     $    423,022                  $ 1,365,192
     Software                                       129,053                                       129,053
     Fleet leasing (net of depreciation and
          interest costs of $555,994)                                133,770                      133,770
     Other                                                            66,252                       66,252
                                                  ---------     ------------                  -----------
Net revenues                                      1,071,223          623,044                    1,694,267

Expenses
   Operating                                        326,341          295,383                      621,724
   Marketing and reservation                        414,705           65,950                      480,655
   General and administrative                       118,129           39,189                      157,318
   Merger costs (c)                                  28,635                                        28,635
   Depreciation and amortization                     26,147           36,982                       63,129
   Interest, net                                     (4,075)          10,766                        6,691
                                                  ---------     ------------                  -----------
   Total expenses                                   909,882          448,270                    1,358,152
   Income before income taxes                       161,341          174,774                      336,115
   Provision for income taxes                        68,759           71,157                      139,916
                                                  ---------     ------------                  -----------
   Net income                                       $92,582         $103,617                     $196,199
                                                  =========     ============                  ===========

PER SHARE INFORMATION (D)
   Net income per share
      Primary                                         $0.23            $0.69                        $0.26
      Fully diluted                                   $0.23            $0.68                        $0.26
   Weighted average shares outstanding
      Primary                                       399,267          154,232       216,403        769,902
      Fully diluted                                 405,054          155,398       218,039        778,491


----------------
 (a) In connection with the Merger, each outstanding share of HFS common stock will be converted into the right to receive 2.4031 shares of Common Stock. In addition, each share of HFS common stock that is owned by HFS or the Company will be cancelled and retired. The proforma adjustments assume that all 158.3 million and 158.4 million shares of HFS common stock outstanding at June 30, 1997 and 1996, respectively, (exclusive of 3.1 million and .3 million shares of HFS common stock in treasury which will be cancelled and retired in connection with the Merger) will be converted into approximately 380.4 million and 380.7 million shares of Common Stock in accordance with the exchange ratio.

 (b) Includes a one-time pre-tax merger and restructuring charge of $303 million (after-tax of $227 million or $.26 per common share for the six months ended July 31, 1997) recorded by HFS in connection with its merger with PHH Corporation ("PHH").

 (c) Includes a one-time pre-tax merger and restructuring charge of $28.6 million (after-tax of $25.1 million or $.03 per common share for the six months ended July 31, 1996) recorded by the Company in connection with the mergers with Davidson & Associates, Inc. ("Davidson") and Sierra On-Line ("Sierra").

 (d) Net income per share has been computed based upon the combined weighted average outstanding shares of Common Stock and HFS common stock for each period. The historical weighted average number of outstanding shares of HFS stock has been adjusted to reflect the exchange ratio of 2.4031 shares of Common Stock for each share of HFS common stock.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

NOTE 2 --  PENDING MERGER WITH HFS INCORPORATED (CONTINUED)

It is expected that the Company will incur pre-tax transaction costs associated with the Merger which are expected to range from $600 million to $650 million, of which approximately $125 million will be lump sum payments. These costs associated with the Merger are being established by the combined management. In determining the amount of the reserve for these costs, management is considering the costs relating to facility and systems consolidations, the costs associated with exiting certain activities and the costs associated with implementing the combined business strategy.

NOTE 3 --  MERGERS AND ACQUISITIONS

On August 13, 1997, the Company signed a definitive share purchase agreement to acquire Hebdo Mag International Inc., a leading publisher and distributor of classified advertising information, in a stock transaction valued at approximately $440 million. The consummation of the acquisition is subject to certain customary closing conditions. This acquisition will be accounted for in accordance with the pooling-of-interests method of accounting and is expected to be completed during the Fall of 1997.

During the six months ended July 31, 1997, the Company acquired certain entities for an aggregate purchase price of $49.0 million, satisfied by the payment of $11.2 million in cash and the issuance of 1.5 million shares of Common Stock. The excess of cost over net assets acquired resulting from these acquisitions aggregated $68.8 million. These acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated results of operations from the respective dates of acquisition. The results of operations for the periods prior to the respective dates of acquisition were not significant to the Company's operations.

During February 1997, the Company acquired substantially all of the assets and assumed specific liabilities of Numa Corporation for $73.5 million. The purchase price was satisfied by the issuance of 3.4 million shares of Common Stock. This acquisition was accounted for as a pooling-of-interests; however, financial statements for periods prior to the date of acquisition have not been restated due to immateriality.

Principally in connection with the Davidson, Sierra and Ideon Group, Inc. ("Ideon") mergers which occurred during fiscal 1997, the Company charged approximately $179.9 million to operations as merger, integration, restructuring and litigation charges during the year ended January 31, 1997. Such costs in connection with the Davidson and Sierra mergers with the Company (approximately $48.6 million) are non-recurring and are comprised primarily of transaction costs, other professional fees and integration costs. Such costs associated with the Company's merger with Ideon (approximately $127.2 million) are non-recurring and include integration and transaction costs as well as a provision relating to certain litigation matters (see Note 6) giving consideration to the Company's intended approach to these matters. To date, such payments amounted to $125.9 million.

NOTE 4 -- SHAREHOLDERS' EQUITY AND NET INCOME PER COMMON SHARE

The change in common stock, additional paid-in capital and treasury stock relates principally to acquisitions and stock option activity.

Net income per common share, assuming the conversions of subordinated convertible notes during the three and six months ended July 31, 1997 occurred at the beginning of such period, would not differ significantly from the Company's actual earnings per share for such period.

Net income per common share includes the weighted average number of common and common equivalent shares outstanding during the respective periods. Common stock equivalents for the three and six month periods ended July 31, 1997 includes the dilutive effect of the 3% convertible subordinated notes issued February 11, 1997 using the if-converted method.

On January 31, 1998, the Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". This new rule requires the Company to change the method currently used to compute earnings per share and requires restatement of all prior periods. Under the new requirements, the dilutive effect of stock options and convertible securities are excluded from computing primary earnings per share. The impact of SFAS No. 128 on the calculation of primary and fully diluted earnings per share for the three and six months ended July 31, 1997 and 1996 is not expected to be material.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)


NOTE 5 -- SOFTWARE RESEARCH AND DEVELOPMENT COSTS AND COSTS OF SOFTWARE
            REVENUE

Software research and development costs are included in operating expenses and aggregated $28.7 million and $15.3 million for the three months ended July 31, 1997 and 1996, respectively, and $52.9 million and $30.2 million for the six months ended July 31, 1997 and 1996, respectively. Costs of software revenue are included in operating expenses and aggregated $28.0 million and $21.1 million for the three months ended July 31, 1997 and 1996, respectively, and $57.0 million and $45.9 million for the six months ended July 31, 1997 and 1996, respectively.

NOTE 6 -- CONTINGENCIES - IDEON

On June 13, 1997, the Company entered into an agreement (the "Agreement") with Peter Halmos, the co-founder of SafeCard Services, Incorporated ("SafeCard"), which was reorganized in 1995 as Ideon. The Company acquired Ideon in August 1996. The Agreement, provides for the settlement of all of the outstanding litigations involving Peter Halmos, SafeCard and Ideon previously described in the Company's Form 10-K. The Agreement became effective in July 1997. The Agreement calls for the dismissal with prejudice of these outstanding litigation matters and the payment to Peter Halmos, over a six-year period, of $70.5 million. Specifically, the Agreement requires that the Company pay Peter Halmos one up-front payment of $13.5 million and six subsequent annual payments of $9.5 million each. The Agreement also calls for the transfer to the Company of assets related to SafeCard's CreditLine business, including the transfer by CreditLine Corporation to the Company of all of CreditLine Corporation's rights under a marketing agreement between it and SafeCard dated November 1, 1988.

The following Halmos related cases have been or will be dismissed:

1. Halmos Trading & Investing Company v. SafeCard Services, Inc. and Gerald Cahill v. Peter A. Halmos and Steven J. Halmos and Halmos Trading & Investment Co., Case No. 93-04354 (06) in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida.

2. SafeCard Services, Inc. v. Peter Halmos, a Florida resident; High Plains Capital Corporation, a Wyoming corporation; and CreditLine Corporation, a Wyoming corporation which is pending in the District Court, First Judicial District of Laramie County, Wyoming; Case No. Doc. 134, No. 192.

3.   Peter Halmos, CreditLine Corporation and Continuity Marketing Corporation
     v. Paul G. Kahn, William T. Bacon, Robert L. Dilenschneider, Eugene Miller and SafeCard Services, Inc., in the United States District Court, Southern District of Florida, Case No. 94-6920 CG-NESBITT.

4. Peter Halmos v. SafeCard Services, Inc., William T. Bacon, Jr., Barry I. Tillis and Barry Natter, Case No. 95-6325 (AJ) filed in the Circuit Court, Fifteenth Judicial Circuit, in and for Palm Beach County, Florida.

5. Ideon Group, Inc., SafeCard Services, Inc., Paul G. Kahn, William T. Bacon, Jr., Marshall L. Burman, John Ellis (Jeb) Bush, Robert L. Dilenschneider, Adam W. Herbert, Eugene Miller, and Thomas F. Petway, III
     v. Peter Halmos, Civil Action No. 14600, filed in the Court of Chancery of New Castle County, Delaware.

6. High Plains Capital Corporation f/k/a Halmos & Company, Inc. v. Ideon Group, Inc., SafeCard Services, Inc., Eugene Miller, Robert L. Dilenschneider, and the Dilenschneider Group, Inc., Palm Beach County, Florida, Civil Action No. CL 95 8313 AE (Hon. Walter Colbath).

7. High Plains Capital Corporation v. Ideon Group, Inc., and SafeCard Services, Inc., Civil Action No. 95 015024, Seventeenth Judicial Circuit, Broward County, Florida.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)


NOTE 6 -- CONTINGENCIES - IDEON (CONTINUED)

The following actions remain pending, in whole or in part, as described below:

A suit initiated by Peter Halmos, related entities, and Myron Cherry (a former lawyer for SafeCard) in July 1993 in Cook County Circuit Court in Illinois against SafeCard and one of Ideon's directors, purporting to state claims aggregating in excess of $100 million, principally relating to alleged rights to "incentive compensation," stock options or their equivalent, indemnification, wrongful termination and defamation. On February 7, 1995, the court dismissed with prejudice Peter Halmos' claim regarding alleged rights to "incentive compensation," stock options or their equivalent, wrongful termination and defamation. Mr. Halmos has appealed this ruling. SafeCard has filed an answer to the remaining indemnification claims. Its obligation to file an answer to the claims of Myron Cherry have been stayed pending settlement discussions. On December 28, 1995, the court stayed Halmos' indemnification claims pending resolution of a declaratory judgment action filed by Ideon in Delaware Chancery Court. As a result of the Halmos settlement only the claims of Myron Cherry remain pending.

A suit seeking monetary damages by Peter Halmos, a trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and the Halmos Foundation, Inc. individually and certain other named parties on behalf of themselves and all others similarly situated against SafeCard, one its officers, one of its former officers and three of Ideon's directors in the United States District Court for the Southern District of Florida in December 1994. This litigation involves claims by a putative class of sellers of SafeCard Stock for the period January 11, 1993 through December 8, 1994 for alleged violations of the federal and states securities laws in connection with alleged improprieties in SafeCard's investor relations program. The complaint also includes individual claims made by Peter Halmos in connection with the sale of stock by two trusts controlled by him. SafeCard and the individual defendants have filed a motion to dismiss. There has been limited discovery on class certification and identification of "John Doe" defendant issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations. On February 11, 1997, the Court entered an order abating the stay. On August 8, 1997, the Court entered an order setting the case for trial on December 8, 1997. As a result of the settlement, Halmos released all individual claims against defendants, while reserving the right to seek reimbursement (for his former efforts and expenses on behalf of class members) from any potential judgment the remaining class plaintiffs might obtain. Halmos will dismiss with prejudice his individual claims against the defendants, which included claims on behalf of the Halmos Trust (counts VIII-XIX). Halmos has also agreed under the Settlement not to aid parties in litigation against the Company, its officers or directors.

A suit seeking monetary damages and injunctive relief by LifeFax, Inc. and Continuity Marketing Corporation companies affiliated with Peter Halmos, in the State Circuit Court in Palm Beach County, Florida in July 1995 against Ideon, Family Protection Network, Inc., SafeCard, one of Ideon's directors and Ideon's Chief Executive Officer purporting to state various statutory and tort claims. The claims principally relate to the allegation by these companies that SafeCard's Family Protection Network were conceived and commercialized by, among others, Peter Halmos and have been improperly copied. An amended complaint filed on June 14, 1995 seeking monetary damages adds to the prior claims certain claims by Nicholas Rubino that principally relate to the allegation that SafeCard's Pet Registration Product was conceived by Mr. Rubino and has been improperly copied. The Company has filed an appropriate answer. As a result of the Halmos settlement, all claims of Continuity Marketing Corporation will be dismissed, leaving pending only the claims related to Family Protection Network and the Pet Registration Program.

A suit seeking monetary damages and declaratory relief by Peter Halmos, individually and as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and by James B. Chambers, individually and on behalf of himself and all others similarly situated against Ideon, SafeCard, each of the members of Ideon's Board of Directors, three non-board member officers of Ideon, Ideon's previous outside auditor and one of Ideon's outside counsel in the United States District Court for the Southern District of Florida in June 1995. The litigation involves claims by a putative class of purchasers of Ideon stock between December 14, 1994 and May 25, 1995 and on behalf of a separate class of all record holders of SafeCard stock as of April 27, 1995. The putative class claims are for alleged

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)


NOTE 6 -- CONTINGENCIES - IDEON (CONTINUED)

violations of the federal securities laws, for alleged breach of fiduciary duty and alleged negligence in connection with certain matters voted on at the Annual Meeting of SafeCard stockholders held on April 27, 1995. Ideon and the individual defendants have filed a motion to dismiss these claims. There has been limited discovery on class certification issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations. On December 5, 1996, plaintiffs filed a motion for leave to file an amended complaint, name additional parties (previously named as "John Does") and include additional legal claims. The amended complaint is a purported buyer and class action under the securities and racketeering laws alleging Ideon and others engaged in a stock manipulation scheme to artificially inflate the price of SafeCard/Ideon stock between January 1993 and December 1995. On August 8, 1997, the Court entered an order resetting the trial date beginning February 16, 1998. On June 13, 1997, Peter Halmos and the Company entered into a settlement in which Peter Halmos released all individual claims against defendants, while reserving the right to seek reimbursement (for his former efforts and expenses on behalf of class members) from any potential judgment the remaining class plaintiffs might obtain. Peter Halmos will dismiss with prejudice his individual claims in counts VIII - XIX against the defendants. Peter Halmos has also agreed in the Settlement not to aid any parties in litigation against the Company, its officers or directors.

A purported shareholder derivative action initiated by Michael P. Pisano, on behalf of himself and other stockholders of SafeCard and Ideon against SafeCard, Ideon, two of their officers, and Ideon's directors in United States District Court, Southern District of Florida. This litigation involves claims that the officers and directors of SafeCard have improperly refused to accede Peter Halmos' litigation and indemnification demands against Ideon. Ideon and the individual defendants have filed motions to dismiss the first amended complaint. On September 29, 1995, Pisano filed a second amended complaint which made additional allegations of waste and mismanagement against Ideon's officers and directors in connection with the Family Protection Network and PGA Tour Partners products. On December 26, 1995, Ideon filed motions to dismiss the Second Amended Complaint. On June 4 and June 19, 1996, orders were entered dismissing plaintiff's claims with prejudice for failure to join an indispensable party, Peter Halmos. On June 27, 1996, plaintiff filed a notice of appeal. Plaintiff filed initial and reply briefs and Ideon filed an answer brief. On June 6, 1997, the Appellate Court affirmed the dismissal.

A suit by Lois Hekker on behalf of herself and all others similarly situated seeking monetary damages against Ideon and its former Chief Executive Officer in the United States District Court for the Middle District of Florida on July 28, 1995. The litigation involves claims by a putative class of purchasers of Ideon stock for the period April 25, 1995 through May 25, 1995 for alleged violation of the federal securities laws in connection with statements made about Ideon's business and financial performance. Defendants filed a motion to dismiss on October 2, 1995. On January 3, 1996, the court stayed all merits discovery pending rulings on the motion to dismiss and on the plaintiff's motion for class certification. On August 19, 1996, the court denied the Company's motion to dismiss. The Company filed its answer. On May 6, 1997, the Court entered an order abating the action while the parties engage in settlement negotiations.

A suit by Frist Capital Partners, Thomas F. Frist III and Patricia F. Elcan against Ideon and two of its employees in the United States District Court for the Southern District of New York. The litigation involves claims against Ideon, its former CEO and its Vice President of Investor Relations for alleged material misrepresentations and omissions in connection with announcements relating to Ideon's expected earnings per share in 1995 and its new product sales, which included the PGA Tour Card Program, Family Protection Network and Collections of the Vatican Museums. On July 15, 1996, Ideon filed a motion to dismiss. The Company withdrew its motion to dismiss and answered the complaint on December 5, 1996.

The Company established a reserve upon the consummation of the merger with Ideon during the third quarter of fiscal 1997 related, in part, to these litigation matters. The Company is also involved in certain other claims and litigation arising in the ordinary course of business, which are not considered material to the financial position, operations or cash flows of the Company. Although not anticipated, the outcome of the class action matters described above could also exceed the amount accrued.

ITEM 2.
                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                      THREE MONTHS ENDED JULY 31, 1997 VS.
                        THREE MONTHS ENDED JULY 31, 1996


The Company's overall membership base continues to grow at a rapid rate (from
62.3 million members at July 31, 1996 to 70.7 million members at July 31,
1997), which is the largest contributing factor to the 19% increase in membership revenues (from $487.2 million for the quarter ended July 31, 1996 to $581.1 million for the quarter ended July 31, 1997). While the overall membership base increased by approximately 2.1 million members during the quarter, the average annual fee collected for the Company's membership services increased by approximately 1%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member, primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchant or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

Compared to the previous year's second quarter, individual, wholesale and discount program memberships grew by 11%, 22% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the quarter ended July 31, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

Software revenues increased 34% from $68.6 million for the quarter ended July 31, 1996 to $91.6 million for the quarter ended July 31, 1997. Distribution revenue, which consists principally of third-party software and typically has low operating margins, increased 56% from $12.6 million for the quarter ended July 31, 1996 to $19.7 million for the quarter ended July 31, 1997. The Company's software operations continue to grow by focusing on selling titles through retailers. Excluding distribution revenue, core software revenue grew by 28%. Contributing to the software revenue growth in the current fiscal year is the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. As a result, operating income before other interest income, net, interest expense on 3% convertible notes, merger costs and income taxes ("EBIT") increased from $104.0 million to $143.1 million and EBIT margins improved from 18.7% to 21.3%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. Included in total revenues for the quarter ended July 31, 1997, are revenues resulting from acquisitions which were completed during the six months ended July 31, 1997. However, total revenues contributed from these acquisitions are not material to the Company's total reported revenues.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)


                      THREE MONTHS ENDED JULY 31, 1997 VS.
                  THREE MONTHS ENDED JULY 31, 1996 (CONTINUED)


Operating costs increased 19% (from $168.0 million to $199.5 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention. The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales.

Marketing costs decreased as a percentage of revenue, from 38% to 36%. This decrease is primarily due to improved per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased 3% (from $146.1 million to $150.1 million) as a result of the increased marketing effort which resulted in an increased number of new members acquired. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs decreased by 6% (from $159.1 million to $150.3 million), which reflects a reduction in membership acquisition costs period to period resulting from increased conversion rates in the Company's membership marketing programs. Other marketing costs increased by 82% (from $50.4 million to $91.8 million). The overall increase in marketing costs resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's membership services are combined for its various services, and, accordingly, there are no significant changes in marketing costs by membership service.

The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members eligible for renewal.

General and administrative costs remained constant as a percentage of revenue (13%). This is a result of the Company's ongoing focus on controlling overhead. Other interest income, net, increased from $1.8 million to $10.3 million primarily due to the increased level of cash generated by the Company from the proceeds of its issuance of 3% convertible subordinated notes in February 1997 (see "Liquidity And Capital Resources; Inflation; Seasonality").

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

                       SIX MONTHS ENDED JULY 31, 1997 VS.
                         SIX MONTHS ENDED JULY 31, 1996


The Company's overall membership base continues to grow at a rapid rate (from
62.3 million members at July 31, 1996 to 70.7 million members at July 31,
1997), which is the largest contributing factor to the 19% increase in membership revenues (from $942.2 million for the six months ended July 31, 1996 to $1,125.2 million for the six months ended July 31, 1997). While the overall membership base increased by approximately 4.4 million members during the six months ended July 31, 1997, the average annual fee collected for the Company's membership services increased by approximately 3%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member, primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchant or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

Compared to the previous year's first six months, individual, wholesale and discount program memberships grew by 11%, 22% and 12%, respectively. Wholesale memberships have grown in part due to the success of the Company's international business in Europe. For the six months ended July 31, 1997, individual, wholesale and discount program memberships represented 67%, 14% and 19% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

Software revenues increased 33% from $129.1 million for the six months ended July 31, 1996 to $172.2 million for the six months ended July 31, 1997. Distribution revenue, which consists principally of third-party software and typically has low operating margins, increased 39% from $25.7 million for the six months ended July 31, 1996 to $35.8 million for the six months ended July 31, 1997. The Company's software operations continue to grow by focusing on selling titles through retailers. Excluding distribution revenue, core software revenue grew by 32%. Contributing to the software revenue growth in the current fiscal year is the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impacted profit margins. As a result, EBIT increased from $185.9 million to $252.1 million and EBIT margins improved from 17.4% to 19.4%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rates. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs. Included in total revenues for the six months ended July 31, 1997, are revenues resulting from acquisitions which were completed during the six months ended July 31, 1997. However, total revenues contributed from these acquisitions are not material to the Company's total reported revenues.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)


                       SIX MONTHS ENDED JULY 31, 1997 VS.
                   SIX MONTHS ENDED JULY 31, 1996 (CONTINUED)


Operating costs increased 25% (from $326.3 million to $409.0 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention. The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales.

Marketing costs decreased as a percentage of revenue, from 39% to 36%. This decrease is primarily due to improved per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred decreased 9% (from $310.4 million to $283.2 million) primarily due to increased conversion rates in the Company's various membership marketing programs. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs decreased by 6% (from $319.5 million to $301.6 million), which reflects a reduction in membership acquisition costs period to period resulting from increased conversion rates in the Company's membership marketing programs. Other marketing costs increased by 68% (from $95.2 million to $160.3 million). The overall increase in marketing costs resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's membership services are combined for its various services, and, accordingly, there are no significant changes in marketing costs by membership service.

The Company routinely reviews all membership renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members eligible for renewal.

General and administrative costs remained constant as a percentage of revenue (13%). This is a result of the Company's ongoing focus on controlling overhead. Other interest income, net, increased from $4.1 million to $19.0 million primarily due to the increased level of cash generated by the Company from the proceeds of its issuance of 3% convertible subordinated notes in February 1997 (see "Liquidity And Capital Resources; Inflation; Seasonality").

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

MEMBERSHIP INFORMATION

The following chart sets forth the approximate number of members and net additions for the respective periods. All membership data has been restated to reflect the acquisition of Ideon in August 1996; however it has not been restated to reflect other members added through acquisitions ("Acquired Members").


                                                      Net New Member
                                     Number of           Additions
Period                                Members        for the Period
-------------------------------   --------------    ----------------
Six Months Ended July 31, 1997     70,685,000           4,350,000
Year Ended January 31, 1997        66,335,000           6,685,000
Six Months Ended July 31, 1996     62,315,000           2,665,000
Year Ended January 31, 1996        59,650,000          12,750,000*
Quarter Ended July 31, 1997        70,685,000           2,125,000
Quarter Ended July 31, 1996        62,315,000           1,440,000


 *Includes approximately 8 million Acquired Members.

The membership acquisition costs incurred applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximate the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member.

Membership cancellations processed by certain of the Company's clients report membership information only on a net basis. Accordingly, the Company does not receive actual numbers of gross additions and gross cancellations for certain types of memberships. In calculating the number of members, the Company has deducted its best estimate of cancellations which may occur during the trial membership periods offered in its marketing programs.
Typically, these periods range from one to three months.

LIQUIDITY AND CAPITAL RESOURCES; INFLATION; SEASONALITY

Funds for the Company's operations have been provided principally through cash flows from operations and credit facilities, while acquisitions have also been funded through the issuance of Common Stock. The Company entered into a credit agreement effective March 26, 1996 which provides for a $500 million revolving credit facility with a variety of different types of loans available thereunder ("Credit Agreement"). At July 31, 1997, no borrowings under the Credit Agreement were outstanding. The Credit Agreement is scheduled to expire March 26, 2001.

On February 11, 1997, the Company issued $550 million in principal amount of 3% convertible subordinated notes (the "3% Notes") due February 15, 2002. Interest on the 3% Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997. For the six month period ended July 31, 1997, interest expense on the 3% Notes was $7.8 million. As a result of the failure of the Company to comply with certain registration requirements set forth in a registration rights agreement between the Company and the initial purchasers of the 3% Notes, commencing on August 11, 1997 the Company began to accrue interest under the 3% Notes at the rate of 3.25% until such time as the Company complies with such requirements of that agreement. The Company anticipates complying with such registration requirements as soon as practicable.

The Company invested approximately $58.9 million in acquisitions, net of cash acquired, during the six months ended July 31, 1997. Substantially all acquisitions have been fully integrated into the Company's operations. The Company is not aware of any trends, demands or uncertainties that will have a material effect on the Company's liquidity. The Company anticipates that cash flows from operations and its credit facilities will be sufficient to achieve its current long-term objectives.

The Company does not anticipate any material capital expenditures for the remainder of the year. Total capital expenditures were $31.5 million for the six months ended July 31, 1997.

The Company intends to continue to review potential acquisitions that it believes would enhance the Company's growth and profitability. Any acquisitions will initially be financed through the issuance of Common Stock, excess cash flows from operations, the Company's Credit Agreement or from the proceeds of the issuance of the 3% Notes. However, depending on the financing necessary to complete an acquisition, additional funding may be required.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)


LIQUIDITY AND CAPITAL RESOURCES; INFLATION; SEASONALITY  (CONTINUED)

To date, the overall impact of inflation on the Company has not been material. Except for the cash receipts from the sale of coupon book memberships, the Company's membership business is generally not seasonal. Most cash receipts from these coupon book memberships are received in the fourth quarter and, to a lesser extent, in the first and the third quarters of each fiscal year. As is typical in the consumer software industry, the Company's software business is highly seasonal. Net revenues and operating income are highest during the third and fourth quarters and are lowest in the first and second quarters. This seasonal pattern is primarily due to the increased demand for the Company's software products during the year-end holiday selling season.

For the six months ended July 31, 1997, the Company's international businesses represented less than 10% of EBIT. Operating in international markets involves dealing with sometimes volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on the Company is complex because it is linked to variability in real growth, inflation, interest rates and other factors. Because the Company operates in a mix of membership services and numerous countries, management believes currency exposures are fairly well diversified. To date, currency exposure has not been a significant competitive factor at the local market operating level. As international operations continue to expand and the number of cross-border transactions increases, the Company intends to continue monitoring its currency exposures closely and take prudent actions as appropriate.

Forward-Looking Statements

Except for historical information contained herein, the above discussion contains certain forward-looking statements that involve potential risks and uncertainties. The Company's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, changes in market conditions, effects of state and federal regulations and risks inherent in international operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

PART II.  OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

Ideon and certain of its subsidiaries are defending or prosecuting a number of complex lawsuits (See Note 6 to Condensed Consolidated Financial Statements).

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS

During the fiscal quarter ended July 31, 1997, the Company issued the following equity securities that were not registered under the Securities Act:

         (a) During February and March 1997, the Company issued 150,000 shares of restricted Common Stock to four employees of its CUC Software division in connection with their employment by the Company. The issuance was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act, as this issuance did not involve a "public offering" pursuant to the Securities Act given the limited number and scope of person to whom the securities were issued.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Company held its annual meeting of shareholders on June 11, 1997. The results of the matters voted on by the Company's shareholders at such meeting were described in Part II, Item 4 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997. These matters included: the election of Bartlett Burnap, Walter A. Forbes and Robert P. Rittereiser to the Board of Directors of the Company, each for a term expiring in 2000; the approval of the Company's 1997 Stock Option Plan; and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

The Company has scheduled a special meeting of its shareholders for October 1, 1997, pursuant to a Notice of Special Meeting and Proxy Statement dated August 28, 1997, a copy of which has been filed previously with the Securities and Exchange Commission, at which shareholders of the Company will consider approval of the proposed merger of the Company and HFS (and related transactions contemplated thereby), and approval of the Company's 1997 Stock Incentive Plan.

ITEM 5.  OTHER INFORMATION

On May 27, 1997, the Company entered into an agreement to merge with HFS Incorporated ("HFS"). The consummation of this merger is subject to certain customary closing conditions, including the approval of the shareholders of both companies. See Note 2 to Condensed Consolidated Financial Statements for additional information relating to the HFS merger including unaudited pro forma combined condensed financial statements as of July 31, 1997 and for the six months ended July 31, 1997 and 1996.

PART II.  OTHER INFORMATION

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

 (a)    EXHIBIT
          NO.                              DESCRIPTION
        -------                            -----------
         3.1 Amended and Restated Certificate of Incorporation of the Company, as filed June 5, 1996 (filed as Exhibit 3.1 to the Company's Form 10-Q for the period ended April 30, 1996).*

         3.2 By-Laws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement, No. 33-44453, on Form S-4 dated December 19, 1991).*

         4.1 Form of Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement, No. 33-44453, on Form S-4 dated December 19, 1991).*

         4.2 Indenture dated as of February 11, 1997, between CUC International Inc. and Marine Midland Bank, as trustee (filed as Exhibit 4(a) to the Company's Report on Form 8-K filed February 13, 1997).*

     10.1-10.26   Management Contracts, Compensatory Plans and Arrangements

         10.1 Agreement with E. Kirk Shelton, dated as of May 15, 1996 (filed as Exhibit 10.1 to the Company's Form 10-Q for the period ended July 31, 1996).*

         10.2 Agreement with Christopher K. McLeod, dated as of May 15, 1996 (filed as Exhibit 10.2 to the Company's Form 10-Q for the period ended July 31, 1996).*

         10.3 Amended and Restated Employment Contract with Walter A. Forbes, dated as of May 15, 1996 (filed as Exhibit 10.3 to the Company's Form 10-Q for the period ended July 31, 1996).*

         10.4 Agreement with Cosmo Corigliano, dated February 1, 1994 (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995).*

         10.5 Amendment to Agreement with Cosmo Corigliano, dated February 21, 1996 (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31,
                  1996).*

         10.6 Amendment to Agreement with Cosmo Corigliano, dated January 1, 1997 (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997).*

         10.7 Agreement with Amy N. Lipton, dated February 1, 1996 (filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996).*

         10.8     Amendment to Agreement  with Amy N. Lipton,  dated
                  January 1, 1997 (filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997).*

         10.9 Employment Agreement with Kenneth A. Williams, dated July 24, 1996 (filed as Exhibit 10.11 to the Company's Form 10-Q for the period ended July 31, 1996).*

         10.10 Non-Competition Agreement with Kenneth A. Williams, dated July 24, 1996 (filed as Exhibit 10.12 to the Company's Form 10-Q for the period ended July 31, 1996).*

         10.11 Form of Employee Stock Option under the 1987 Stock Option Plan, as amended (filed as Exhibit 10.13 to the Company's Form 10-Q for the period ended October 31, 1996).*

         10.12 Form of Director Stock Option for 1990 and 1992 Directors Stock Options Plans (filed as Exhibit 10.4 to the Company's Annual Report for the fiscal year ended January 31, 1991, as amended December 12, 1991 and December 19, 1991).*

         10.13 Form of Director Stock Option for 1994 Directors Stock Option Plan, as amended (filed as Exhibit 10.15 to the Company's Form 10-Q for the period ended October 31, 1996).*

PART II.  OTHER INFORMATION

 (a)    EXHIBIT
          NO.                              DESCRIPTION
        -------                            -----------

         10.14 1987 Stock Option Plan, as amended (filed as Exhibit 10.16 to the Company's Form 10-Q for the period ended October 31,
                  1996).*

         10.15    1990  Directors  Stock Option Plan, as amended (filed as
                  Exhibit 10.17 to the Company's Form 10-Q for the period ended October 31, 1996).*

         10.16    1992  Directors  Stock Option Plan, as amended (filed as
                  Exhibit 10.18 to the Company's Form 10-Q for the period ended October 31, 1996).*

         10.17    1994  Directors  Stock Option Plan, as amended (filed as
                  Exhibit 10.19 to the Company's Form 10-Q for the period ended October 31, 1996).*

         10.18 1996 Executive Retirement Plan (filed as Exhibit 10.22 to the Company's Form 10-Q for the period ended April 30,
                  1997).*

         10.19 1997 Stock Option Plan (filed as Exhibit 10.23 to the Company's Form 10-Q for the period ended April 30, 1997).*

         10.20 Form of Employee Stock Option under the 1997 Stock Option Plan (filed as Exhibit 10.24 to the Company's Form 10-Q for the period ended April 30, 1997).*

         10.21 Restricted Stock Plan and Form of Restricted Stock Plan Agreement (filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1991, as amended December 12, 1991 and December 19, 1991).*

         10.22 Credit Agreement, dated as of March 26, 1996, among: CUC International Inc.; the banks signatory thereto; The Chase Manhattan Bank, N.A., Bank of Montreal, Morgan Guaranty Trust Company of New York, and The Sakura Bank, Limited as Co-Agents; and The Chase Manhattan Bank, N.A., as Administrative Agent (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996).*

         10.23 Agreement and Plan of Merger, dated October 17, 1995, among CUC International Inc., Retreat Acquisition Corporation and Advance Ross Corporation (filed as Exhibit 2 to the Company's Registration Statement on Form S-4, Registration No. 33-64801, filed on December 7, 1995).*

         10.24 Agreement and Plan of Merger, dated as of February 19, 1996, by and among Davidson & Associates, Inc., CUC International Inc. and Stealth Acquisition I Corp. (filed as Exhibit 2(a) to the Company's Report on Form 8-K filed March 12, 1996).*

         10.25 Amendment No.1 dated as of July 24, 1996, among Davidson & Associates, Inc., CUC International Inc. and Stealth Acquisition I Corp. (filed as Exhibit 2.2 to the Company's Report on Form 8-K filed August 5, 1996).*

         10.26 Agreement and Plan of Merger, dated as of February 19, 1996, by and among Sierra On-Line, Inc., CUC International Inc. and Larry Acquisition Corp. (filed as Exhibit 2(b) to the Company's Report on Form 8-K filed March 12, 1996).*

         10.27 Amendment No.1 dated as of March 27, 1996, among Sierra On-Line, Inc., CUC International Inc. and Larry Acquisition Corp. (filed as Exhibit 2.4 to the Company's Report on Form 8-K filed August 5, 1996).*

         10.28 Amendment No.2 dated as of July 24, 1996, among Sierra On-Line, Inc., CUC International Inc. and Larry Acquisition Corp. (filed as Exhibit 2.5 to the Company's Report on Form 8-K filed August 5, 1996).*

PART II.  OTHER INFORMATION

(a)     EXHIBIT
          NO.                              DESCRIPTION
        -------                            -----------
         10.29 Agreement of Sale dated July 23, 1996, between Robert M. Davidson and Janice G. Davidson and CUC Real Estate Holdings, Inc. (filed as Exhibit 10.2 to the Company's Report on Form 8-K filed August 5, 1996).*

         10.30 Agreement and Plan of Merger, dated as of July 19, 1996, by and among Ideon Group, Inc., CUC International Inc. and IG Acquisition Corp. (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996).*

         10.31 Form of U.S. Underwriting Agreement dated October 1996, among CUC International Inc., certain selling stockholders and the U.S. Underwriters (filed as Exhibit 1.1 (a) to the Company's Registration Statement on Form S-3, Registration No. 333-13537, filed on October 9, 1996).*

         10.32 Form of International Underwriting Agreement dated October 1996, among CUC International Inc., certain selling stockholders and the International Underwriters (filed as Exhibit 1.1 (b) to the Company's Registration Statement on Form S-3, Registration No. 333-13537, filed on October 9,
                  1996).*

         10.33 Registration Rights Agreement dated as of February 11, 1997, between CUC International Inc. and Goldman, Sachs & Co. (for itself and on behalf of the other purchasers party thereto) (filed as Exhibit 4(b) to the Company's Report on Form 8-K filed February 13, 1997).*

         10.34 Agreement and Plan of Merger between CUC International Inc. and HFS Incorporated, dated as of May 27, 1997 (filed as
                  Exhibit 2.1 to the Company's Report on Form 8-K filed on May 29, 1997).*

         10.35 Plan for Corporate Governance of CUC International Inc. following the Effective Time (filed as Exhibit 99.2 to the Company's Report on Form 8-K filed on May 29, 1997).*

         11       Statement re:   Computation of Per Share Earnings (Unaudited)

         27       Financial data schedule


(b) During the quarter ended July 31, 1997, the Company filed the following Current Reports on Form 8-K:

         (1) Current Report on Form 8-K, filed on May 29, 1997, reporting an Item 5 ("Other Events") event and an Item 7 ("Financial Statements, Pro Forma Financial Information and Exhibits") event.

----------
*Incorporated by reference

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    CUC INTERNATIONAL INC.
                                    ----------------------
                                    (Registrant)





Date:  September 15, 1997           By:  WALTER A. FORBES
       -------------------               ----------------
                                    Walter A. Forbes -
                                    Chief  Executive Officer and Chairman
                                    of the Board (Principal Executive Officer)





Date: September 15, 1997            By:  COSMO CORIGLIANO
      ------------------                 ----------------
                                    Cosmo  Corigliano  -  Senior  Vice
                                    President  and  Chief Financial  Officer
                                   (Principal  Financial and  Accounting
                                    Officer)

                               INDEX TO EXHIBITS


  EXHIBIT
    NO.                            DESCRIPTION                            PAGE
  -------                          -----------                            ----

    3.1      Amended and Restated Certificate of Incorporation of the
             Company, as filed June 5, 1996 (filed as Exhibit 3.1 to the
             Company's Form 10-Q for the period ended April 30, 1996).*

    3.2      By-Laws  of  the  Company   (filed  as  Exhibit  3.2  to  the
             Company's Registration Statement, No. 33-44453, on Form S-4
             dated December 19, 1991).*

    4.1      Form  of  Stock  Certificate  (filed  as  Exhibit  4.1 to the
             Company's Registration Statement, No. 33-44453, on Form S-4 dated December 19, 1991).*

    4.2      Indenture dated as of February 11, 1997, between CUC
             International Inc. and Marine Midland Bank, as trustee (filed as Exhibit 4(a) to the Company's Report on Form 8-K filed
             February 13, 1997).*

10.1-10.26   Management Contracts, Compensatory Plans and Arrangements
    10.1     Agreement  with E.  Kirk  Shelton,  dated as of May 15,  1996
             (filed as Exhibit 10.1 to the Company's Form 10-Q for the
             period ended July 31, 1996).*

    10.2     Agreement with  Christopher  K. McLeod,  dated as of May 15,
             1996 (filed as Exhibit 10.2 to the Company's Form 10-Q for the period ended July 31, 1996).*

    10.3     Amended and Restated  Employment  Contract with Walter A.
             Forbes, dated as of May 15, 1996 (filed as Exhibit 10.3 to the Company's Form 10-Q for the period ended July 31, 1996).*

    10.4     Agreement with Cosmo Corigliano, dated February 1, 1994
             (filed as Exhibit 10.6 to the Company's Annual Report on Form
             10-K for the fiscal year ended January 31, 1995).*

    10.5     Amendment to Agreement with Cosmo Corigliano, dated February
             21, 1996 (filed as Exhibit 10.7 to the Company's Annual
             Report on Form 10-K for the fiscal year ended January 31,
             1996).*

    10.6     Amendment to Agreement with Cosmo Corigliano, dated January
             1, 1997 (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997).*

    10.7 Agreement with Amy N. Lipton, dated February 1, 1996 (filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996).*

    10.8     Amendment to Agreement with Amy N. Lipton, dated January 1,
             1997 (filed as Exhibit 10.8 to the Company's Annual Report on
             Form 10-K for the fiscal year ended January 31, 1997).*

    10.9     Employment  Agreement  with  Kenneth A.  Williams,  dated
             July 24, 1996 (filed as Exhibit 10.11 to the Company's Form
             10-Q for the period ended July 31, 1996).*

    10.10    Non-Competition Agreement with Kenneth A. Williams, dated
             July 24, 1996 (filed as Exhibit 10.12 to the Company's Form
             10-Q for the period ended July 31, 1996).*


                                      26



                               INDEX TO EXHIBITS

  EXHIBIT
     NO.                            DESCRIPTION                          PAGE
   -------                          -----------                          ----

    10.11    Form of Employee Stock Option under the 1987 Stock Option
             Plan, as amended (filed as Exhibit 10.13 to the Company's
             Form 10-Q for the period ended October 31, 1996).*

    10.12    Form of Director Stock Option for 1990 and 1992 Directors
             Stock Option Plans (filed as Exhibit 10.4 to the Company's
             Annual Report for the fiscal year ended January 31, 1991, as amended December 12, 1991 and December 19, 1991).*

    10.13    Form of Director Stock Option for 1994 Directors Stock Option
             Plan, as amended (filed as Exhibit 10.15 to the Company's
             Form 10-Q for the period ended October 31, 1996).*

    10.14 1987 Stock Option Plan, as amended (filed as Exhibit 10.16 to the Company's Form 10-Q for the period ended October 31,
             1996).*

    10.15    1990 Directors Stock Option Plan, as amended (filed as
             Exhibit 10.17 to the Company's Form 10-Q for the period ended
             October 31, 1996).*

    10.16    1992 Directors Stock Option Plan, as amended (filed as
             Exhibit 10.18 to the Company's Form 10-Q for the period ended
             October 31, 1996).*

    10.17    1994 Directors Stock Option Plan, as amended (filed as
             Exhibit 10.19 to the Company's Form 10-Q for the period ended
             October 31, 1996).*

    10.18 1996 Executive Retirement Plan (filed as Exhibit 10.22 to the Company's Form 10-Q for the period ended April 30,
             1997).*

    10.19    1997 Stock Option Plan (filed as Exhibit 10.23 to the
             Company's Form 10-Q for the period ended April 30, 1997).*

    10.20    Form of Employee Stock Option under the 1997 Stock Option
             Plan (filed as Exhibit 10.24 to the Company's Form 10-Q for the period ended April 30, 1997).*

    10.21    Restricted Stock Plan and Form of Restricted Stock Plan
             Agreement (filed as Exhibit 10.24 to the Company's Annual
             Report on Form 10-K for the fiscal year ended January 31, 1991, as amended December 12, 1991 and December 19, 1991).*

    10.22    Credit Agreement, dated as of March 26, 1996, among: CUC
             International Inc.; the Banks signatory thereto; The Chase
             Manhattan Bank, N.A., Bank of Montreal, Morgan Guaranty Trust
             Company of New York, and the Sakura Bank, Limited as
             Co-Agents; and The Chase Manhattan Bank, N.A., as
             Administrative Agent (filed as Exhibit 10.17 to the Company's
             Annual Report on Form 10-K for the fiscal year ended January
             31, 1996).*

    10.23    Agreement and Plan of Merger, dated October 17, 1995, among
             CUC International Inc., Retreat Acquisition Corporation and
             Advance Ross Corporation (filed as Exhibit 2 to the Company's
             Registration Statement on Form S-4, Registration No.
             33-64801, filed on December 7, 1995).*

    10.24    Agreement  and Plan of Merger,  dated as of February  19,
             1996, by and among Davidson & Associates, Inc., CUC
             International Inc. and Stealth Acquisition I Corp. (filed as
             Exhibit 2(a) to the Company's Report on Form 8-K filed March
             12, 1996).*

                                      27





                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                            DESCRIPTION                                 PAGE
        -------                          -----------                                 ----

    10.25    Amendment  No.1 dated as of July 24, 1996,  among Davidson &
             Associates, Inc., CUC International Inc. and Stealth
             Acquisition I Corp. (filed as Exhibit 2.2 to the Company's
             Report on Form 8-K filed August 5, 1996). *

    10.26    Agreement  and Plan of Merger,  dated as of February  19,
             1996, by and among Sierra On-Line, Inc., CUC International
             Inc. and Larry Acquisition Corp. (filed as Exhibit 2(b) to the Company's Report on Form 8-K filed March 12, 1996).*

    10.27    Amendment No.1 dated as of March 27, 1996, among Sierra
             On-Line, Inc., CUC International Inc. and Larry Acquisition
             Corp.(filed as Exhibit 2.4 to the Company's Report on Form
             8-K filed August 5, 1996).*

    10.28    Amendment No.2 dated as of July 24, 1996,  among Sierra
             On-Line, Inc., CUC International Inc. and Larry Acquisition
             Corp. (filed as Exhibit 2.5 to the Company's Report on Form
             8-K filed August 5, 1996).*

    10.29    Agreement of Sale dated July 23, 1996,  between  Robert M.
             Davidson and Janice G. Davidson and CUC Real Estate Holdings,
             Inc. (filed as Exhibit 10.2 to the Company's Report on Form
             8-K filed August 5, 1996).*

    10.30 Agreement and Plan of Merger, dated as of July 19, 1996, by and among Ideon Group, Inc., CUC International Inc. and IG
             Acquisition Corp. (filed as Exhibit 10.21 to the Company's
             Annual Report on Form 10-K for the fiscal year ended January
             31, 1996).*

    10.31    Form of U.S. Underwriting Agreement dated October 1996, among
             CUC International Inc., certain selling stockholders and the U.S. Underwriters (filed as Exhibit 1.1 (a) to the Company's
             Registration Statement on Form S-3, Registration No.
             333-13537, filed on October 9, 1996).*

    10.32    Form of International Underwriting Agreement dated October
             1996, among CUC International Inc., certain selling stockholders and the International Underwriters (filed as Exhibit 1.1 (b) to the Company's Registration Statement on
             Form S-3, Registration No. 333-13537, filed on October 9,
             1996).*

    10.33    Registration  Rights  Agreement  dated as of February 11,
             1997, between CUC International Inc. and Goldman, Sachs & Co.
             (for itself and on behalf of the other purchasers party thereto) (filed as Exhibit 4(b) to the Company's Report on Form 8-K filed February 13, 1997).*

    10.34    Agreement and Plan of Merger between CUC International Inc.
             and HFS Incorporated, dated as of May 27, 1997 (filed as
             Exhibit 2.1 to the Company's Report on Form 8-K filed on May
             29, 1997).*

    10.35    Plan for Corporate Governance of CUC International Inc.
             following the Effective Time (filed as Exhibit 99.2 to the Company's Report on Form 8-K filed on May 29, 1997).*

    11       Statement re:     Computation of Per Share Earnings (Unaudited)

    27       Financial data schedule


--------------
*Incorporated by reference

CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                THREE MONTHS
                                                                                ENDED JULY 31,
                                                                  -----------------------------------------
                                                                         1997                    1996
                                                                  -------------------   -------------------

PRIMARY
 Average shares outstanding                                                 409,500             388,582
 Net effect of dilutive stock options and restricted
      stock - based on the treasury stock method
      using average market price                                             11,009              13,286
Assumed conversion of 3% convertible notes                                   17,959
                                                                        -----------        ------------
                Total                                                       438,468             401,868
                                                                        ===========        ============

                Net income                                                  $92,310             $40,461
                Interest expense on 3% convertible
                  notes, net of tax benefit                                   2,551
                                                                       ------------        ------------
                                                                            $94,861             $40,461
                                                                            =======             =======

                Net income per common share                                  $0.216              $0.101
                                                                             ======              ======

FULLY DILUTED
 Average shares outstanding                                                 409,500             388,582
 Net effect of dilutive stock options and restricted stock -
       based on the treasury stock method using the
       period - end market price, if higher than the average
      market price                                                           11,115              13,288
Assumed conversion of convertible notes                                      20,626               4,344
                                                                       ------------        ------------
                Total                                                       441,241             406,214
                                                                            =======             =======

              Net income                                                    $92,310             $40,461
              Interest expense on convertible
                notes, net of tax benefit                                     2,758                 522
                                                                       ------------        ------------
                                                                            $95,068             $40,983
                                                                            =======             =======

            Net income per common share                                      $0.215              $0.101
                                                                             ======              ======

CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                 SIX MONTHS
                                                                                ENDED JULY 31,
                                                                   --------------------------------------
                                                                         1997                 1996
                                                                   ------------------   -----------------
PRIMARY
 Average shares outstanding                                                 408,473             385,832
 Net effect of dilutive stock options and restricted
      stock - based on the treasury stock method
      using average market price                                             11,302              13,435
Assumed conversion of 3% convertible notes                                   16,462
                                                                        -----------        ------------
                Total                                                       436,237             399,267
                                                                            =======             =======

                Net income                                                 $162,783             $92,582
                Interest expense on 3% convertible
                  notes, net of tax benefit                                   4,797
                                                                       ------------        ------------
                                                                           $167,580             $92,582
                                                                           ========             =======

                Net income per common share                                  $0.384              $0.232
                                                                             ======              ======

FULLY DILUTED
 Average shares outstanding                                                 408,473             385,832
 Net effect of dilutive stock options and restricted stock -
     based on the treasury stock method using the
     period - end market price, if higher than the
     average market price                                                    11,354              13,775
Assumed conversion of convertible notes                                      19,339               5,447
                                                                       ------------        ------------
                Total                                                       439,166             405,054
                                                                            =======             =======

              Net income                                                   $162,783             $92,582
              Interest expense on convertible
                notes, net of tax benefit                                     5,245                 991
                                                                       ------------        ------------
                                                                           $168,028             $93,573
                                                                           ========             =======

            Net income per common share                                      $0.383              $0.231
                                                                             ======              ======
